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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  -------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)
                            (Amendment No.______)(1)


                         WASHINGTON TRUST BANCORP, INC.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                         COMMON STOCK, $.0625 PAR VALUE
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   940610 10 8
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 MARCH 30, 2001
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)




Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         / / Rule 13d-1(b)
         /X/ Rule 13d-1(c)
         / / Rule 13d-1(d)


-------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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----------------------                                      -------------------
CUSIP NO. 940610 10 8                  13G                  PAGE 2  OF  5 PAGES
----------------------                                      -------------------

-------------------------------------------------------------------------------

   1      NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          DAVID W. WALLACE
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   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                (a) / /
                                                                (b) / /

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   3      SEC USE ONLY

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   4      CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES

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                                   5    SOLE VOTING POWER
                                        278,000
           NUMBER OF
             SHARES              ----------------------------------------------
                                   6    SHARED VOTING POWER
                                        336,000
         BENEFICIALLY
           OWNED BY              ----------------------------------------------
                                   7    SOLE DISPOSITIVE POWER
                                        278,000
             EACH
       REPORTING PERSON
              WITH               ----------------------------------------------
                                   8    SHARED DISPOSITIVE POWER
                                        336,000
-------------------------------------------------------------------------------

   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          614,000
-------------------------------------------------------------------------------

  10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
          SHARES*  / /
-------------------------------------------------------------------------------

  11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
          5.1%
-------------------------------------------------------------------------------

  12      TYPE OF REPORTING PERSON*
          IN
-------------------------------------------------------------------------------
                     * SEE INSTRUCTIONS BEFORE FILLING OUT!


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----------------------                                      -------------------
CUSIP NO. 940610 10 8                  13G                  PAGE 3  OF  5 PAGES
----------------------                                      -------------------

ITEM 1(a).        NAME OF ISSUER:

                  Washington Trust Bancorp, Inc.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  25 Broad Street, Westerly, RI 02891

ITEM 2(a).        NAME OF PERSON FILING:

                  David W. Wallace

ITEM 2(b).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  680 Steamboat Road, Greenwich, CT  06830

ITEM 2(c).        CITIZENSHIP:

                  United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES:

                  Common Stock, $.0625 par value

ITEM 2(e).        CUSIP NUMBER:

                   940610 10 8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b) OR
        (c), CHECK WHETHER THE PERSON FILING IS A: N/A

    (a) / / Broker or dealer registered under Section 15 of the Exchange Act.

    (b) / / Bank as defined in Section 3(a)(6) of the Exchange Act.

    (c) / / Insurance company as defined in Section 3(a)(19) of the Exchange
            Act.

    (d) / / Investment company registered under Section 8 of the Investment Company Act.

    (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

    (i) / / A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

    (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


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CUSIP NO. 940610 10 8                  13G                  PAGE 4  OF  5 PAGES
----------------------                                      -------------------

ITEM 4. OWNERSHIP.

    (a) Amount beneficially owned:

        614,000

    (b) Percent of class:

        5.1%

    (c) Number of shares as to which such person has:

        (i) Sole power to vote or to direct the vote 278,000

        (ii) Shared power to vote or to direct the vote 336,000(2)

        (iii) Sole power to dispose or to direct the disposition of 278,000

        (iv) Shared power to dispose or to direct the disposition of 336,000(3)

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS. N/A

        If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following
        / /.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        N/A

ITEM 10. CERTIFICATIONS.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------------

(2) Includes 92,000 shares owned by Mr. Wallace's spouse and 244,000 shares held by the Robert R. Young Foundation of which Mr. Wallace serves as trustee.

(3) Includes 92,000 shares owned by Mr. Wallace's spouse and 244,000 shares held by the Robert R. Young Foundation of which Mr. Wallace serves as trustee.

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----------------------                                      -------------------
CUSIP NO. 940610 10 8                  13G                  PAGE 5  OF  5 PAGES
----------------------                                      -------------------

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                    April 5, 2001
                                         --------------------------------------
                                                         (Date)

                                                 /s/ David W. Wallace
                                         --------------------------------------
                                                       (Signature)


                                                     David W. Wallace
                                         --------------------------------------
                                                       (Name/Title)